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                                                                    EXHIBIT 99.1



                 [LETTERHEAD OF WASHINGTON GROUP INTERNATIONAL]


                                 JANUARY 2, 2001

 CHARLES R. OLIVER NAMED CHIEF BUSINESS DEVELOPMENT OFFICER AT WASHINGTON GROUP

     BOISE, Idaho -- Charles R. Oliver, Jr., a 35-year veteran of the engineering and construction industry, has joined Washington Group as the company's chief business development officer, a new position that has been incorporated into the Office of the Chairman.

     Oliver spent 30 years with Fluor Daniel and retired in late 1999 as group president of Sales, Strategic Planning, and Regions.

     "The importance of business development is manifested by adding the position of chief business development officer to the Office of the Chairman and by hiring someone of Charlie Oliver's stature," said Stephen
     G. Hanks, Washington Group president. "During his career with Fluor Daniel, he held a wide range of senior executive assignments and performed all of them with distinction."

     Oliver joined Fluor Daniel in 1970 as a sales engineer in the company's Ocean Services Division and later served as vice president of sales, and as the London-based vice president and managing director of the division. He was promoted to president of the Ocean Services Division in 1984.

     Subsequent assignments included president of Fluor Daniel's Hydrocarbon Sector; president - Business Units; group president, Global Sales and Project Finance; and head of the company's operations in the Middle East, India, and Africa.

     Oliver graduated from Auburn University with a degree in civil engineering and from Stanford University's Stanford Executive Program.

     Washington Group International, Inc., is an international engineering and construction firm with more than $5.0 billion in annual revenues and a backlog of approximately $6.6 billion. With more than 39,000 employees at work in more than 40 countries, the company serves the environmental, government, heavy-civil, industrial, mining, nuclear-services, operations and maintenance, petroleum and chemicals, power, process, pulp and paper, transportation, and water-resources markets as an engineer, constructor, program manager, and developer.

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This news release contains forward-looking statements within the meaning of the private securities litigation reform act of 1995, which are identified by the use of forward-looking terminology such as MAY, WILL, COULD, SHOULD, EXPECT, ANTICIPATE, INTEND, PLAN, ESTIMATE, or CONTINUE or the negative thereof or other variations thereof. Such forward-looking statements are necessarily based on various assumptions and estimates and are inherently subject to various risks and uncertainties, including risks and uncertainties relating to the possible invalidity of the underlying assumptions and estimates and possible changes or developments in social, economic, business industry, market, legal, and regulatory circumstances and conditions and actions taken or omitted to be taken by third parties, including the corporation's customers, suppliers, business partners, and competitors and legislative, regulatory, judicial, and other governmental authorities and officials.




Exhibit 99.1 - Page Two